Exhibit 10.21

UNITED STATES OF AMERICA

Before the

OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: WN-09-008
)
HOMESTREET, INC.	)	Effective Date: May 18, 2009
)
Seattle, Washington.	)
OTS Docket No. H-0827)
)

STIPULATION AND CONSENT TO

ISSUANCE OF ORDER TO CEASE AND DESIST

WHEREAS, the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Western Region (Regional Director), and based upon information derived from the exercise of its regulatory and supervisory responsibilities, has informed HomeStreet, Inc., Seattle, Washington, OTS Docket No. H-0827 (Holding Company) that OTS is of the opinion that grounds exist to initiate an administrative proceeding against Holding Company pursuant to 12 USC § 1818(b);

WHEREAS, the Regional Director, pursuant to delegated authority, is authorized to issue Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order; and

WHEREAS, Holding Company desires to cooperate with OTS to avoid the time and expense of such administrative cease and desist proceeding by entering into this Stipulation and Consent to the Issuance of Order to Cease and Desist (Stipulation) and, without admitting or denying that such grounds exist, but only admitting the statements and conclusions in Paragraph 1 below concerning Jurisdiction, hereby stipulates and agrees to the following terms:

1.	Jurisdiction.

a. Holding Company is a “savings and loan holding company” within the meaning of 12 USC § 1813(w)(3) and 12 USC § 1467a;

b. Pursuant to 12 USC § 1818(b)(9), the “appropriate Federal banking agency” may initiate a cease and desist proceeding against a savings and loan holding company in the same manner and to the same extent as against a savings association for regulatory violations and unsafe and unsound acts or practices.

c. Pursuant to 12 USC § 1813(q)(4), the Director of OTS is the “appropriate Federal banking agency” with jurisdiction to maintain an administrative enforcement proceeding against a savings and loan holding company. Therefore, Holding Company is subject to the authority of OTS to initiate and maintain an administrative cease and desist proceeding against a savings and loan holding company pursuant to 12 USC §§ 1818(b)(1) and (b)(9).

2.	OTS Findings of Fact.

Based on findings set forth in the OTS Report of Examination of the Holding Company dated August 4, 2008 (ROE) and of its ongoing supervision of the Holding Company, OTS finds that the Holding Company has engaged in unsafe and unsound practices that resulted in the Holding Company’s operation with low earnings and inadequate capital.

3.	Consent.

Holding Company consents to the issuance by OTS of the accompanying Order to Cease and Desist (Order), Holding Company further agrees to comply with the terms of the Order upon the Effective Date of the Order and stipulates that the Order complies with all requirements of law.

4.	Finality.

The Order is issued by OTS under 12 USC § 1818(b) and upon the Effective Date it shall be a final order, effective and fully enforceable by OTS under the provisions of 12 USC § 1818(i).

5.	Waivers.

Holding Company waives the following:

a. The right to be served with a written notice of OTS’s charges against it as provided by 12 USC § 1818(b) and 12 CFR Part 509;

b. The right to an administrative hearing of OTS’s charges as provided by 12 USC § 1818(b) and 12 CFR Part 509;

c. The right to seek judicial review of the Order, including, without limitation, any such right provided by 12 USC § 1818(h), or otherwise to challenge the validity of the Order; and

d. Any and all claims against OTS, including its employees and agents, and any other governmental entity for the award of fees, costs, or expenses related to this OTS enforcement matter and/or the Order, whether arising under common law, federal statutes or otherwise.

6.	OTS Authority Not Affected.

Nothing in this Stipulation or accompanying Order shall inhibit, estop, bar or otherwise prevent OTS from taking any other action affecting Holding Company if at any time OTS deems it appropriate to do so to fulfill the responsibilities placed upon OTS by law.

7.	Other Governmental Actions Not Affected.

Holding Company acknowledges and agrees that its consent to the issuance of the Order is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 6 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of Holding Company that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than OTS.

8.	Miscellaneous.

a. The laws of the United States of America shall govern the construction and validity of this Stipulation and of the Order;

b. If any provision of this Stipulation and/or the Order is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise;

c. All references to OTS in this Stipulation and the Order shall also mean any of OTS’s predecessors, successors, and assigns;

d. The section and paragraph headings in this Stipulation and the Order are for convenience only and shall not affect the interpretation of this Stipulation or the Order;

e. The terms of this Stipulation and of the Order represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters; and

f. The Stipulation and Order shall remain in effect until terminated, modified, or suspended in writing by OTS, acting through its Regional Director or other authorized representative.

9.	Signature of Directors/Board Resolution.

Each Director of Holding Company signing this Stipulation attests that he or she voted in favor of a Board Resolution authorizing the consent of Holding Company to the issuance of the Order and the execution of the Stipulation. This Stipulation may be executed in counterparts by the directors after approval of execution of the Stipulation at a duly called board meeting. A copy of the Board Resolution authorizing execution of this Stipulation shall be delivered to OTS, along with the executed original(s) of this Stipulation.

[Remainder of Page Intentionally Left Blank]

WHEREFORE, Holding Company, by its directors, executes this Stipulation.

Accepted by:

HOMESTREET, INC. Seattle, Washington	OFFICE OF THRIFT SUPERVISION

By: /s/ Bruce W. Williams	By: /s/ C.K. Lee
Bruce W. Williams	C.K. Lee
Chairman	Regional Director, Western Region

Date: See Effective Date on page 1
/s/ Glory Beijar
Glory Beijar, Director

/s/ Brian P. Dempsey
Brian P. Dempsey, Director

/s/ David A. Ederer
David A. Ederer, Director

/s/ Gerhardt Morrision
Gerhardt Morrision, Director

/s/ Janet L. Westling
Janet L. Westling, Director

/s/ Kathryn A. Williams
Kathryn A. Williams, Director

/s/ Marcia F. Williams
Marcia F. Williams, Director

/s/ Wendy S. Williams
Wendy S. Williams, Director

/s/ Karen M. Zimmerman
Karen M. Zimmerman, Director

/s/ Steven W. Zimmerman
Steven W. Zimmerman, Director